Exhibit 10.4

Advisory Agreement

This advisory agreement (the “Agreement”) is made and entered into as of April 1, 2012 (the “Effective Date”), by and between (a) Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and (b) Dr. Robert Kammer, an individual (the “Consultant”).

A.

The Company desires to retain the services of the Consultant as an Advisor to the Company, reporting to the Board of Directors.  The Company is (i) pursuing the development of its topical drug delivery technologies, including its key drug candidate, a Ketoprofen-based drug, with the goal being FDA clearance and commercially availability of the same drug in the US marketplace; (ii) the commercial development of other topical drug delivery technologies and related chemicals that may be paired with the same delivery technologies; and (iii) new topical pharmaceutical product or product candidate licensing, development and commercialization opportunities (collectively, the “Field of Interest”).

B.

Consultant has reviewed information provided by the Company and other Company information which may be publicly available on the world-wide-web, and is familiar with the specific research efforts and business projects the Company is engaged in and is pursuing.  Consultant has an understanding of the technology the Company presently owns, as well as the pharmaceutical and other projects the Company is pursuing.

C.

The Consultant is a sophisticated, experienced and successful scientist and businessperson, and is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.

Services.

a.

The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”) and agrees to promptly respond to all reasonable requests related to the Services, made by the Company.  The Consultant shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, applicable to the performance of the Services.  The Company and Consultant may amend Exhibit A, from time to time, to add additional Services to be provided by Consultant.

b.

Consultant agrees to devote a minimum of fifty percent of his work time to performing the Services, equal to not less than 25 hours per week.  Consistent with this requirement, Consultant may represent, perform services for, or be employed by such additional persons or companies as Consultant sees fit, except to the extent doing so causes Consultant to breach Consultant’s obligations under this Agreement or creates a conflict of interest.

2.

Term of Services.  This Agreement is effective beginning on the Effective Date and shall terminate on the earlier of (i) the completion of the Services as provided in Exhibit A or (ii) the second year anniversary of the Effective Date, or until it is otherwise terminated by either the Company or by Consultant as provided below.

3.

Termination.

a.

Either party may terminate this Agreement upon 60 days written notice to the other party.  With respect to the Consultant, death, incapacity, incarceration or any other condition or state of affairs which reasonably prevents or impedes performance of the Services shall automatically cause the termination of this Agreement.  If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the nonbreaching party may terminate this Agreement by giving written notification to the breaching party.  Termination shall be effective immediately on receipt of the written notification by the breaching party, or five days after mailing of the notice to the address set forth in the notice provisions below, whichever occurs first.  Termination by one party shall automatically and forever eliminate the obligation of the non-Terminating party’s obligation to perform.  Upon termination of this Agreement, Consultant shall be entitled to payment for Services completed prior to the termination date and reimbursement for expenses incurred prior to the termination date.  Thereafter, the Company shall owe Consultant no further amounts or obligations.

December ___, 2011

Consulting Agreement

Bal Birbrar

b.

Upon termination of this Agreement, Consultant shall maintain the positive obligation to fully cooperate with the Company in all matters relating to the winding up of Consultant’s pending work on behalf of the Company and the orderly transfer of any work or documents to the Company. Consultant agrees that, at upon the termination of this Agreement, or at any other time the Company so requests, Consultant will deliver immediately to the Company any and all devices, materials, records, data, notes, reports, proposals, lists, correspondence, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors, or assigns, whether given to Consultant by the Company or prepared by Consultant in the course of rendering the Services, including all Creations (as defined below) then in progress and all material in Consultant’s possession containing Proprietary Information (as defined below) and any copies thereof, whether prepared by Consultant or others.  Following termination, Consultant shall not retain any written or other tangible material containing any Proprietary Information.

4.

Confidential Information.

a.

Proprietary Information.  Consultant understands that its work for the Company will involve access to and creation of confidential, proprietary and trade secret information and materials of the Company (or its affiliates, licensors, suppliers, vendors or customers) (collectively, “Proprietary Information”).  Proprietary Information includes, without limitation, any (a) information, ideas or materials of a technical or creative nature, such as research and development results, designs and specifications, computer source and object code, patent applications, and other materials and concepts relating to the Company’s products, services, processes, technology or other intellectual property rights; (b) information, ideas or materials of a business nature, such as non-public financial information; information regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees and salaries; product development plans; business and financial plans and forecasts; and marketing and sales plans and forecasts; (c) all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, received by Consultant in the course of Consultant’s rendering of Services to the Company, including, without limitation, records and any other materials pertaining to Creations (as defined below); and (d) the terms and conditions of this Agreement, including Exhibit A, as Exhibit A may be amended from time to time.  Nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

b.

Restrictions on Use and Disclosure.  Consultant understands that Proprietary Information is extremely valuable to the Company and its affiliates, licensors, suppliers, vendors and customers.  Accordingly, Consultant agrees during the term of this Agreement and thereafter that it (a) shall hold all Proprietary Information in confidence and trust for the benefit of the Company; (b) shall not copy or use (or allow any of its employees, contractors or agents to copy or use) any Proprietary Information, except as may be necessary to perform the Services; (c) shall use the Proprietary Information only for the benefit of the Company (and not for the benefit of Consultant or any third party); and (d) shall not disclose or otherwise make available any such Proprietary Information to any third party except as authorized in writing and in advance by the Company.  All Proprietary Information is and shall remain the sole property of the Company.

c.

Exclusions.  The foregoing restrictions on use and disclosure shall not apply to any Proprietary Information to the extent Consultant can prove such Proprietary Information (a) is or has become generally known to the public through no unlawful act of Consultant; (b) was independently developed by Consultant without any use of the Proprietary Information, as evidenced by Consultant’s written records; (c) becomes known to Consultant from a source other than the Company without breach of this Agreement and otherwise not in violation of the Company’s rights, as evidenced by Consultant’s written records; (d) such disclosure is approved in advance and in writing by the Company; or (e) Consultant is legally compelled to disclose such Proprietary Information, provided that Consultant shall give advance notice of such compelled disclosure to the Company, and shall cooperate with the Company in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.

d.

Definition.  As used herein, “Creations” shall include, without limitation, all designs, copyrightable works, ideas, inventions, discoveries, data, formulas, algorithms, trade secrets, assays, developmental or experimental work, methods, processes, techniques, technology, and other creations, and related know-how, discoveries, trade secrets or other intellectual property, and any related work-in-progress, improvements or modifications to the foregoing, that are created, developed or conceived (alone or with others) in connection with Consultant’s activities for the Company (a) during the term of this Agreement, whether or not created, developed or conceived during regular business hours, and (b) if based on Proprietary Information, after termination of this Agreement.  Creations shall include, without limitation, all materials delivered to the Company in connection with this Agreement.

Consulting Agreement

Dr. Robert Kammer

5.

Ownership of Intellectual Property.

a.

Assignment.  All Creations shall be the sole property of the Company, with the Company having the right to obtain and hold in its own name all intellectual property rights in and to such Creations.  Consultant hereby irrevocably assigns and agrees to assign to the Company, without additional consideration, all right, title and interest in and to all Creations, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof.  Consultant shall (a) disclose promptly to the Company all Creations, and (b) whether during or after the period of its consulting arrangement with the Company, execute such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain a patent, register a copyright or otherwise evidence or enforce the Company’s rights in and to such Creations (and Consultant hereby irrevocably appoints the Company and any of its officers as its attorney in fact to undertake such acts in its name).

b.

License.  To the extent, if any, that Consultant retains any right, title or interest in or to any Creations, Consultant hereby grants to the Company a perpetual, irrevocable, fully paid-up, transferable, sublicensable, exclusive, worldwide right and license (a) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Company) all or any portion of such Creations, in any form or media (now known or later developed); (b) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (c) to identify Consultant, or not to identify Consultant, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified.  Consultant further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Creations Consultant may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

6.

Direction of Projects and Creations to the Company. Subject to the Consultant's obligations under any confidentiality or other written obligations to third parties (all of which have been disclosed to the Company), during the term of this Agreement, Consultant will use his best efforts to disclose to the Chairman of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest, whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

7.

Compensation and Expenses.

a.

Compensation.  In consideration of Services and the additional terms and conditions as set forth herein, Consultant shall receive the compensation listed on Exhibit B hereto.  The Company and Consultant may amend Exhibit B, from time to time, to provide Consultant with additional compensation in connection with the Company’s and Consultant’s amendment of Exhibit A hereto.

b.

Option Grant.  Subject to the approval of an increase in the number of shares available for grant under the Company’s 2007 Incentive Stock and Awards Plan, Consultant shall be granted an option to purchase up to three hundred thousand (300,000) shares of the Company’s common stock, on the terms provided in and subject to the execution of the Option Agreement attached hereto as Exhibit C.

c.

Expense Reimbursement.  The Company agrees to reimburse the Consultant for all reasonable, ordinary and necessary out-of-pocket travel and other expenses incurred by the Consultant in conjunction with his services to the Company; provided however, all such expenses shall be approved, in advance of the incurrence of the same, in writing by the Company.  The Company will reimburse such expenses within 30 days after Consultant has provided to the Company, in form and substance reasonably satisfactory to the Company, appropriate documentation evidencing such expenses.  Reimbursement for expenses may be delayed until such time as the Consultant has furnished reasonable documentation for authorized expenses as the Company may reasonably request.

Consulting Agreement

Dr. Robert Kammer

8.

Conflicts of Interest; Confidential Information of Others; and Prior Engagements.

a.

General.  If the Consultant has a conflict of interest, or potential conflict of interest, with respect to any matter relevant to the Company and the Field of Interest and the Consultant’s obligations under this Agreement, he shall immediately inform the Chairman or Secretary of the Company of such actual or potential conflict of interest and excuse himself from the discussion of such matter.  Consultant hereby represents and warrants that Consultant, to Consultant’s knowledge, has disclosed and described all actual or potential conflicts of interest that may arise from the execution of this Agreement with respect to the Consultant’s current or prior arrangements with third parties.

b.

Information of Others.  The Consultant will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Proprietary Information.

c.

Agreements with the United States Government and Other Third Parties.  The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Creations made during the course of work under such agreements or regarding the confidential nature of such work.  The Consultant agrees to be bound by all such obligations or restrictions and to take any and all action necessary to discharge the obligations of the Company thereunder.

d.

Certain Other Contracts.  Consultant has informed the Company of all of his professional engagements with third parties, including prior engagements that could impact Consultant’s rights and obligations pursuant to this Agreement.  The Consultant will not use or disclose to the Company, or breach any agreements to keep in confidence, or refrain from using, any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.   Consultant shall not provide to the Company any information of another client or employer, in the Creations or otherwise, nor shall Consultant use any such information in its activities for Customer, without the prior written consent of the Company and such other client or employer.  The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of the any other third party to provide the Services and shall not perform the Services hereunder in any manner that could give any third party any rights to the Creations.

9.

Warranties and Indemnities.

a.

Consultant represents, warrants and covenants that (a) Consultant has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) Consultant has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (c) the Services, including, without limitation, any deliverables required hereunder, shall be free from material errors or other defects and shall substantially conform to any specifications for such Services and/or deliverables as set forth or referenced Exhibit A, as may be amended from time to time; (d) the Creations (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, and are not and shall not be defamatory or obscene; (e) neither the Creations nor any element thereof shall be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; and (f) each of Consultant’s employees and contractors (if any) involved in the development of the Creations have executed (or, prior to any such involvement shall execute) a written agreement with Consultant in which such persons (i) assign to Consultant all right, title and interest in and to the Creations in order that Consultant may fully grant the rights to the Company as provided herein and (ii) agree to be bound by confidentiality and non-disclosure obligations equivalent to those set forth in this Agreement.  The Company hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Proprietary Information or other information or materials supplied by the Company to Consultant hereunder, including, without limitation, any warranties with respect to any specifications for the Creations or other deliverables required hereunder.

b.

Consultant represents that Consultant has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of the Company.  Failure to do so shall constitute a material breach of this Agreement.  Consultant shall be solely responsible for the professional performance of the Services and shall receive no assistance, direction, or control from the Company.  Consultant shall have sole discretion and control of Consultant’s services and the manner in which they are to be performed.

Consulting Agreement

Dr. Robert Kammer

c.

Consultant shall and does hereby indemnify, defend, and hold harmless the Company, and the Company’s officers, directors, employees and shareholders, from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs, that the Company may incur or suffer and that result from, or are related to, any breach or failure of the Consultant to perform any of the representations, warranties, and agreements in this Agreement.

d.

Subject to the below condition, Company shall and does hereby indemnify, defend, and hold harmless the Consultant from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs, that the Consultant may incur or suffer and that result from the Consultant’s performance under this Agreement.  The protections of the immediately preceding sentence shall not extend to any intentional act, acts of gross negligence or act of material misrepresentation by the Consultant.

10.

Relationship of the Parties.

a.

Consultant enters into this Agreement as, and shall continue to be, an independent contractor.  In no circumstance shall Consultant look to the Company as Consultant’s employer, partner, agent, or principal.  Neither Consultant nor any employee of Consultant (which for purposes of this paragraph shall be included in the term “Consultant”) shall be entitled to any benefits accorded to the Company’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay.  Consultant’s exclusion from benefit programs maintained by the Company is a material component of the terms of compensation negotiated by the parties, and is not premised on Consultant’s status as a non-employee with respect to the Company.  To the extent that Consultant may become eligible for any benefit programs maintained by the Company (regardless of the timing of or reason for eligibility), Consultant hereby waives Consultant’s right to participate in the programs.  Consultant’s waiver is not conditioned on any representation or assumption concerning Consultant’s status under the common law test.  Consultant also agrees that, consistent with Consultant’s independent contractor status, Consultant will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits.

b.

Consultant shall be responsible for providing, at Consultant’s expense and in Consultant’s name, disability, workers’ compensation, or other insurance as well as licenses and permits usual or necessary for performing the Services.  Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation, including estimated taxes and payroll taxes, and shall provide Company with proof of payment on demand.  Consultant indemnifies Company for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by Company arising from Consultant’s breach of the provisions of this Section 10.

11.

Miscellaneous.

a.

Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

b.

Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of: (i) the date of transmission, if such notice or communication is delivered via email, (ii) the second day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iii) 5 days after deposit in the U.S. mail when sent by regular mail to the following address:

In the case of the Company:	In the case of the Advisor (Consultant):

Imprimis Pharmaceuticals, Inc.	Dr. Robert Kammer
Attention: Mark L. Baum, Esq.	kammerrobert@gmail.com
mark@imprimispharma.com

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

c.

Headings.  The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

d.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

Consulting Agreement

Dr. Robert Kammer

e.

Advice of and Review of Independent Legal Counsel.  Consultant and his counsel have actively participated in the drafting of this Agreement.  As such, Consultant has had the benefit of his own independent legal counsel who advised Consultant as to the terms, conditions and other matters related to this Agreement, of which, Consultant freely has chosen to enter into and abide by.

f.

Injunctive Relief; Consent to Jurisdiction.  The Consultant acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Consultant’s obligations under this Agreement. The Consultant therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.  The Consultant hereby submits to the jurisdiction and venue in the federal district court for the Southern District of California and in the courts of the State of California in San Diego County, California. The Consultant further agrees that service upon the Consultant in any such action or proceeding may be made by first class mail, certified or registered, to the Consultant’s address as last appearing on the records of the Company.

g.

Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

h.

Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

i.

Survival.  Sections 3, 4, 5, 9, 10 and 11 shall survive termination or expiration of this Agreement.

j.

Entire Agreement; Modifications.  Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from the Company.  All modifications to the Agreement must be in writing and signed by each of the parties hereto.

k.

Use of Name. It is understood that the name of the Consultant as Senior Advisor to the Company may appear in disclosure documents required under law, including under applicable securities laws, and in other regulatory, administrative filings and public relations materials in the ordinary course of the Company's business. The above-described uses will be deemed to be acceptable uses.

l.

No Conflict; Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

m.

Assignment.  Neither party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement; provided, however the Company may assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of its rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of the Company’s assets, sale of stock, change of name or like event.  Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Consulting Agreement

Dr. Robert Kammer

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

IMPRIMIS PHARMACEUTICALS, INC.

By:

/s/ Mark L. Baum

Mark L. Baum, Esq.

Chief Executive Officer

IMPRIMIS PHARMACEUTICALS, INC.

By:

/s/ Jeff Abrams

Dr. Jeff Abrams

Independent Member of the Board of Directors

ADVISOR (CONSULTANT)

By:

/s/ Robert Kammer

Dr. Robert Kammer

Consulting Agreement

Dr. Robert Kammer

EXHIBIT A

ADVISOR’S SERVICES

·

•

Provide management and advice to the Company regarding the operations of the registration clinical trials including start-up and on-going clinical operational and development activities

•

Provide advice and management to the Company regarding manufacturing and quality control of the clinical and commercial supplies

•

Provide advice and management expertise to the Company regarding project management and operational issues related to the Field of Interest

•

Provide advice and input to fund raising activities of the Company, including appropriate reviews of fund-raising materials and participating in selected fund raising discussions whenever feasible

•

Assist in the identification of new drug delivery technologies that may be available for acquisition or license

•

Provide advice as to the feasibility of the Company’ business goals and develop strategies to achieve the same business goals

•

Assist in the development of the Company’s intellectual property

Consulting Agreement

Dr. Robert Kammer

EXHIBIT B

COMPENSATION

The Company agrees to pay Consultant, prior to the Termination of this Agreement, ten thousand dollars ($10,000) per month; provided however, until the Company completes a equity or debt financing yielding not less than $15,000,000 to the Company (a “Qualified Transaction”), said monthly payment shall be made in the form of Company common stock based on $.90 price per share allocated to each dollar of payment due to Consultant.  Subsequent to a Qualified Transaction, Consultant may unilaterally choose to be paid in either (i) cash or (ii) equity, based on the same $.90 price per share.

Consulting Agreement

Dr. Robert Kammer

EXHIBIT C

OPTION AGREEMENT

(attached after this page)

Consulting Agreement

Dr. Robert Kammer